UNITED STATES

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REPUBLIC SERVICES, INC.

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April 24, 2014

Re:	Republic Services, Inc.’s Annual Meeting of Stockholders – May 8, 2014

Proposal 2 – Advisory Vote to Approve our Named Executive Officer (“NEO”) Compensation (the “Say on Pay Proposal”)

Dear Stockholder:

We are writing to you in our capacity as the Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Republic Services, Inc. to ask for your continued support at our 2014 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to provide you with information and request that you vote “FOR” Proposal 2 — the Say on Pay Proposal.

Proxy-advisory service Institutional Shareholder Services (“ISS”) is recommending a vote against our Say on Pay Proposal, asserting a pay-for-performance misalignment. We believe ISS’s review is flawed.

Executive summary

•	Our absolute pay-for-performance alignment is better than 79% of companies, according to ISS.

•	ISS’s qualitative analysis and quantitative screens overlook important information.

•	ISS’s principal qualitative argument is its objection to Republic lowering annual bonus performance targets in 2013 without also lowering payout targets. There is no reason these two items should be correlated. When establishing performance targets, the Compensation Committee considers such factors as prior-year actual performance, the macro-economic environment, industry specific conditions, and changes in regulations and laws.

•	ISS also objects to the increase in our CEO’s total target compensation. The Compensation Committee intentionally set his compensation significantly below the median of his peers when he became CEO in 2011. The Compensation Committee believes Mr. Slager has done an excellent job since taking office, and we have brought his compensation more in line with, but still lagging, the median.

•

ISS’s quantitative screen fails to appropriately account for the impact of the 2011 synergy bonus. This one-time bonus, which was approved by our stockholders, rewarded management for accomplishing the most successful large-scale merger in our industry’s history. The bonus, earned in 2011, related to performance in 2009 and 2010. Excluding the synergy bonus payment, our CEO’s three-year compensation would be 64% of the figure ISS uses in its analysis. When appropriate consideration is given to the impact of the synergy bonus, good pay-for-performance alignment is evident in the 3-year as well as the 1-year and 5-year time frames.

•	The Compensation Committee follows a pay-for-performance philosophy and structure that have been in place for more than a decade and have consistently received support from our stockholders.

We request that you vote “FOR” Proposal 2 – the Say on Pay Proposal.

Quantitative pay-for-performance analysis

ISS begins its pay-for-performance assessment with a three-part quantitative screen. According to ISS, Republic is better than the comparative group on two of these measures. Republic’s absolute five-year pay-for-performance alignment is better than 79% of companies. On the one-year multiple of peer group median test, Republic is better than 56% of companies.

There was only one measure – the three-year relative degree of alignment – for which ISS concludes that Republic’s results were substandard. Yet, when considering the last three years of compensation, the impact of the one-time synergy bonus earned in 2011 should be excluded.

In connection with the merger of Republic Services, Inc. and Allied Waste Industries, Inc. in 2008, the Compensation Committee established and stockholders approved a special, one-time synergy bonus designed to ensure the successful integration of the two companies. Payment of the synergy bonus depended upon management’s ability to achieve significant cost savings as it integrated the two organizations in 2009 and 2010. The integration succeeded, and the merger is recognized as one of the most successful major mergers and one of the most successful integration efforts ever. In addition to successfully integrating the cultures and operations of two corporations with a combined $8 billion in revenue and approximately 31,000 employees, management achieved approximately $180 million of annual run-rate synergy costs savings. We believe that a three-year evaluation of CEO pay should exclude the impact of the stockholder-approved synergy bonus because (1) it was a one-time bonus created for the specific purpose of ensuring a successful merger, (2) the payment was earned in 2011 for performance during 2009 and 2010, and (3) the historical bonus is not part of the current and continuing compensation program that is the subject of the current stockholder vote.

Excluding the synergy bonus from the three-year pay figures would have a significant impact on the analysis. Our CEO earned $28 million in the three years from 2011 through 2013. This total includes his $10 million synergy payment reported in 2011 for performance in 2009 and 2010. Excluding the synergy payment, our CEO’s pay over those three years would have totaled $18 million, or only 64% of the amount ISS used in its analysis. We believe that the perceived misalignment between three-year pay and performance would disappear if the impact of the synergy bonus were removed from the analysis.

Qualitative assessment of the NEO compensation program

We have had the same executive compensation program, consistently applied, for many years now. Our program is based on a pay-for-performance philosophy that is embodied in the design of our annual and long-term incentive plans.

In its qualitative assessment, ISS’s principal concern relates to the targets set in the annual bonus plan for 2013. In particular, ISS objects to the fact that the company lowered annual incentive plan performance targets without lowering target payout levels. ISS also expressed concern over the increased RSU grant to Mr. Slager in 2013. We believe that ISS’s concerns are misplaced.

The annual incentive plan

The annual cash incentive uses two performance targets: an earnings per share measure (the “EPS Measure”) and a free cash flow measure (the “FCF Measure”). The Compensation Committee believes that a well-designed program will pay out above target some years and below target other years, and Republic’s incentive plan has done so. For example, based on actual performance, we paid the 2012 annual cash incentive at only 45.8% of target, while in 2013 management earned a bonus of 125% of target. These results, and the table below, demonstrate that the annual cash incentive program is working precisely as it is intended to work – i.e., we pay below target cash incentives when actual performance lags target, and we pay above target cash incentives when performance exceeds target.

	2011	2012	2013
EPS Measure Target	$1.87	$2.00	$1.87
EPS Measure Actual	1.95	1.78	1.91
FCF Measure Target ($ in mm)	$900	$780	$684
FCF Measure Actual ($ in mm)	909	767	714
% of Target	125.0%	45.8%	125.0%

The Compensation Committee sets the annual incentive plan’s targets based on Republic’s objectives as set forth in its Board-approved budget for the coming year. Targets are set based on the prior year’s actual performance and the business, operational and regulatory environment as it exists at the beginning of the one-year performance period so that management’s annual incentive plan payout is tied to business objectives that are reasonable in light of that environment. For example, our 2013 performance targets for our annual incentive plan were reduced from 2012 targets due to a higher expected effective income tax rate, which created a $0.17 per share EPS headwind, and by the net impact of bonus depreciation and favorable settlements in 2012 that were not expected to repeat in 2013, which created a $150 million increase in cash taxes and a FCF headwind. Ignoring the macro-economic and industry environments and the business, operational and regulatory environment headwinds and setting performance targets based solely on the previous year’s targets would be overly simplistic, short-sighted and ignore reality. The 2013 EPS Measure target of $1.87 per share represented growth of $.09 per share, or 5.1%, over 2012’s actual EPS Measure result of $1.78 per share. We would have had high single-digit EPS growth for 2013 but for the change in tax rate. Although the 2013 FCF Measure target of $684 million was less than the $767 million actual FCF Measure achieved in 2012, this was due to the $150 million cash tax challenge. The Compensation Committee considered the 2013 performance targets to be rigorous, but achievable, when considering 2012 actual performance and these known challenges entering 2013.

The performance targets are consistent with published earnings guidance. In addition to its other due diligence, the Compensation Committee also confirms that the targets align with our published earnings guidance, which assures that they are transparent and reward management at target only if management is successful in achieving financial results that align with the expectations we communicate to the market. We communicated the above-described economic and business environment to the market in February 2013 when we issued our 2013 guidance. The reasonableness of targets tied to earnings guidance does not appear to be in dispute. As ISS notes, “the 2013 performance targets fall toward the lower end of earnings guidance (EPS: $1.86-$1.91, FCF: $675 million to $700 million) and may therefore be reasonable.”

The rigor of our targets derives from their alignment with our financial plan—which takes into account all relevant factors that may influence our results for the coming year, positively or negatively—and not how they compare to the prior year’s targets. Targets set in this manner are not less rigorous when the process results in goals that are lower than the prior year’s goals, just as targets should not be considered more rigorous if the process produces goals that are substantially higher than the prior year’s goals. We believe the methodology seemingly advocated by ISS, under which annual goals would be driven simply by a comparison to the prior year’s goals, has the potential to incentivize employees to take undue or inappropriate risks to achieve goals that are not reasonable in light of business and market conditions. It is a fact that performance fell short of goals in 2012, and as a result the NEOs were paid only 45.8% of their target annual bonus. The Compensation Committee does not agree with the premise that this underperformance in one year should be perpetuated in future years by blind adherence to the prior-year performance targets. Such an approach would not satisfy the important objective of attracting and retaining top talent.

Changes in performance targets are not typically matched with changes in target payout opportunities. ISS suggests that where annual incentive targets are set below the prior year’s results, stockholders should expect NEO award opportunities to be lowered as well. This makes sense only if the decline in the performance targets is attributable to management performance and is expected to reduce our ability to grow earnings over time, which was clearly not the case for 2013 given the significant challenges described above. It makes no more sense to arbitrarily reduce payout opportunities in these circumstances than it would to increase them simply because the goal-setting process yielded targets that were higher than the preceding year. As is shown in the graph below, we do not raise the bonus opportunity when we raise the performance targets.

	2009	2010	2011	2012	2013
EPS Measure Target	$1.20	$1.66	$1.87	$2.00	$1.87
FCF Measure Target ($ in Millions)	$575	$721	$900	$780	$684

CEO Bonus Targets	130%	130%	125%	125%	125%

CEO target compensation

Mr. Slager’s compensation was set significantly below the median of his peers when he became CEO in 2011. In his third year as CEO, the Compensation Committee intentionally increased his target total compensation through an increase in his RSU grant to bring his total target compensation opportunity closer to the median. Even after this increase, Mr. Slager’s compensation remains below median. The Compensation Committee believes that making Mr. Slager’s target total compensation consistent with the median is critical to rewarding and retaining him. The Compensation Committee also believes that Mr. Slager has done an excellent job since he became CEO and that a “lagging” total stockholder return in one year in which the Compensation Committee is attempting to close the compensation gap is simply irrelevant.

Our compensation programs

The Compensation Committee believes that Republic has one of the most talented, respected and successful executive management teams in the solid waste industry and, for that matter, across all industries. Among other things, this team has accomplished one of the most successful major mergers and one of the most successful integration efforts ever. Further, we have continued to return a significant amount of cash (more than $2.8 billion through dividends and share repurchases from December 2008 through March 31, 2014) to stockholders in spite of what almost everyone would agree has been a challenging economic environment since the merger.

Our executive management team is comprised of individuals who are familiar with our overall strategy and our industry and who are uniquely capable of implementing our strategic business initiatives. The Compensation Committee believes it is critical to keep this senior management team together and to motivate it to continue and in fact improve on this already high level of performance. The Compensation Committee also believes that doing this requires it to implement annual bonus programs that reward performance when results exceed Republic’s annual budget – even if, due to the headwinds described above under the heading “The annual incentive plan,” the budgeted performance is less than the prior year’s budgeted performance. Simply put, the Compensation Committee believes that having bonuses based upon unrealistic targets would not motivate the team to perform, would demoralize the work force and would result in the loss of critical talent.

Our programs and policies incorporate many best practices. In addition to the highlights discussed on page 29 of our proxy statement under the heading “Overview of Compensation Program,” please consider the following:

•	We have a “double trigger” for severance payments or equity acceleration in the event of a change in control.

•	We cap payouts under our annual and long-term incentive plans to ensure that windfall gains in business outcomes do not lead to exaggerated compensation results or to inappropriate risk-taking.

•	Our equity plan prohibits option repricing or cash buy-outs for underwater options.

•	We do not have any excessive or unusual perquisites.

•	We have eliminated Section 280G excise tax gross-ups in response to stockholder concerns.

Further, our Compensation Committee does not hesitate to make decisions adversely affecting management’s compensation when it believes doing so is in our stockholders’ best interests. For example, in 2011 the annual incentive would have paid out at 150% of target based on the actual results of the EPS Measure and the FCF Measure. Exercising its discretion, the Compensation Committee reduced the payout to 125% of target. When doing so, the Compensation Committee noted that a portion of the EPS Measure achieved was due to the settlement of a particular historical tax matter that, although valuable to Republic, was not the type of benefit that the annual incentive was designed to reward. Likewise, the Compensation Committee adjusted down the actual FCF Measure when determining the payout as a percentage of target in 2009.

Conclusion

We urge you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 2, Advisory Vote to Approve our NEO Compensation, and we ask for your support of all of the Board’s recommendations.

If you have any questions, please call Brian DelGhiaccio, our Senior Vice President, Finance, at (480) 627-2741.

Submitted by the Compensation Committee:

William J. Flynn, Chairperson

Tomago Collins

Michael Larson

W. Lee Nutter